EXHIBIT 99.3

[LOGO OF STURM, RUGER & COMPANY, INC.]

      SOUTHPORT, CONNECTICUT 06890 U.S.A.

SOUTHPORT, CONNECTICUT 06890 U.S.A.
FOR IMMEDIATE RELEASE

   RUGER(R) ISSUES PRODUCT SAFETY WARNING AND RECALL NOTICE OF LCP(TM) PISTOL

Southport, CT October 29, 2008 - Sturm, Ruger & Company, Inc. (NYSE:RGR) announces that it has recently received a small number of reports from the field indicating that LCP pistols can discharge when dropped onto a hard surface with a round in the chamber. Although no injuries have been reported, we are firmly committed to safety and will retrofit all older LCP pistols (described below). The retrofit involves installation of an upgraded hammer mechanism at no charge to the customer.

As a responsible manufacturer, we want to make our customers aware of this FREE safety upgrade. All LCP pistols bearing the prefix "370" (that is, serial number 370-xxxxx) may be affected. LCP owners can sign up for the safety upgrade or obtain additional information by:
      o     Visiting our LCP recall website at www.ruger.com/lcprecall
      o     E-mail: LCPrecall@ruger.com
      o     Fax: 928-541-8873
      o     Calling the LCP Recall hotline at 1-800-784-3701

The new parts are being built and we will retrofit LCP pistols on a first-come, first-served basis as soon as they are available. When Ruger is ready to retrofit a consumer's pistol, Ruger will send a shipping label and package with instructions for the FREE return of the LCP pistol to our factory in Prescott, Arizona. Ruger will install the new hammer mechanism, plus some other functional upgrades that have been added since the LCP's introduction, at no charge to the consumer and the pistol will be returned at Ruger expense. All owners will receive a FREE LCP magazine with the new finger grip extension as a "thank you" for their patience and cooperation.

We want to remind gun users that, for maximum safety when carrying any pistol with a loaded magazine in place, the chamber should be empty, and the slide should be closed. Any gun may fire if dropped or struck.

About Sturm, Ruger: Sturm, Ruger was founded in 1949 and is one of the nation's leading manufacturers of high-quality firearms for the commercial sporting market. Sturm, Ruger is headquartered in Southport, CT, with plants located in Newport, NH and Prescott, AZ.

                            Sturm, Ruger & Co., Inc.
                      Arms Makers for Responsible Citizens


                                       17